Exhibit 10.1

Retention Award Agreement

This Retention Award Agreement (this “Agreement”) is made and entered into as of April 30, 2015 (the “Effective Date”) by and between Five Prime Therapeutics, Inc. (“FivePrime”) and                     , an individual (“Employee”).

Recital

WHEREAS, FivePrime seeks to provide an incentive to Employee to continue employment with FivePrime and Employee wishes to continue such employment.

NOW THEREFORE, in consideration for the promises and mutual covenants herein contained, it is hereby agreed by and between FivePrime and Employee as follows:

Agreement

1. Effective Date and Term. This Agreement is effective as of the Effective Date and shall terminate on the earlier of the 2016 Bonus Payment Date (as defined below) or Employee’s termination of employment with FivePrime.

2. Incentive for Continued Employment and Employment Status. Subject to all terms and conditions of this Agreement, FivePrime shall pay Employee the retention payments as set forth in Section 3 if Employee remains actively employed with FivePrime from the Effective Date through the date of such payments. Nothing in this Agreement shall be deemed to confer on Employee any right to employment or continued employment with FivePrime or any affiliates or affect Employee’s status as an employee at will, and either Employee or FivePrime may terminate Employee’s employment at any time for any reason with or without cause.

3. Retention Payments. If Employee remains actively employed by FivePrime through the payroll date on which FivePrime pays to Employee the annual cash incentive bonus earned by Employee for calendar 2015 performance (the “2015 Bonus Payment Date”), then Employee shall receive a cash payment on the 2015 Bonus Payment Date in an amount equal to 50% of the annual cash incentive bonus earned by Employee for calendar 2015 performance. If Employee remains actively employed by FivePrime through the payroll date on which FivePrime pays to Employee the annual cash incentive bonus earned by Employee for calendar 2016 performance (the “2016 Bonus Payment Date”), then Employee shall receive a cash payment on the 2016 Bonus Payment Date in an amount equal to 50% of the annual cash incentive bonus earned by Employee for calendar 2016 performance. Each such payment will be subject to all applicable taxes and withholdings.

4. Termination after a Change in Control. Notwithstanding the foregoing, if within the 12-month period following the consummation of a Change in Control (as that term is defined in FivePrime’s 2013 Omnibus Incentive Plan (the “Plan”)) Employee’s Service (as such term is defined in the Plan) is terminated by reason of (i) Employee’s involuntary dismissal by FivePrime or its successor for reasons other than Cause (as that term is defined in the Plan); or (ii) Employee’s voluntary Resignation for Good Reason as defined in any applicable employment or severance agreement, plan, or arrangement between Employee and FivePrime, or if none, then following (x) a substantial adverse alteration in Employee’s title or responsibilities from those in effect immediately prior to the Change in Control; (y) a reduction in Employee’s annual base salary as of immediately prior to the Change in Control (or as the same may be increased from time to time) or a material reduction in Employee’s annual target bonus opportunity as of immediately prior to the Change in Control; or (z) the relocation of Employee’s principal place of employment to a location more than 35 miles from Employee’s principal place of employment as of the Change in Control or FivePrime’s requiring Employee to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on FivePrime’s business to an extent substantially consistent with Employee’s business travel obligations as of immediately prior to the Change in Control, provided that Employee must provide notice to FivePrime of any of the foregoing occurrences within 90 days of the initial occurrence and FivePrime shall have 30 days to remedy such occurrence and to the extent not remedied, Employee must terminate employment within 60 days following the expiration of the 30-day cure period for such occurrence, then FivePrime shall pay to Employee (i) an amount equal to two times Employee’s target annual cash incentive bonus, if such Service termination occurs prior to the 2015 Bonus Payment Date, or (ii) an amount equal to Employee’s target annual cash incentive bonus, if such Service termination occurs after the 2015 Bonus Payment Date but before the 2016 Bonus Payment Date. Such payment will be subject to all applicable taxes and withholdings.

5. Effect of Early Termination. Except as provided in Section 4, if Employee is not employed by FivePrime for any reason prior to a payment, then Employee shall not be entitled to any benefits under this Agreement to the extent not previously paid.

6. Assignments. FivePrime may assign this Agreement to any parent, subsidiary or affiliated entity.

7. Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

8. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

10. Governing Law. Except to the extent preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to contracts entered into and to be performed entirely within the State of California.

11. Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

12. Entire Agreement; Amendments. This Agreement contains the entire agreement of FivePrime and Employee relating to the subject matter hereof, and supersedes in its entirety and revokes any and all prior agreements, understandings or representations relating to the subject matter hereof; provided, however, that this Agreement shall not supersede any Executive Severance Benefits Agreement or other severance arrangement to which Employee is a party; provided, further, that the retention payments contemplated by this Agreement shall not be subject to the terms of any Executive Severance Benefits Agreement or other severance arrangement to which Employee is a party (such that, except as provided in Section 4, no amounts will be due under this Agreement due to terminations without cause, for good reason or any similar provision). No modifications or amendments of this Agreement shall be valid unless made in writing and signed by FivePrime and Employee.

13. Other Tax Provisions. This Agreement will be construed, administered and enforced in a manner that complies with applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, FivePrime and Employee have executed this Agreement as of the Effective Date.

Five Prime Therapeutics, Inc.

By:
	Lewis T. Williams	[Insert officer’s name]
Chief Executive Officer and President

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